      Exhibit 99.1

CONTACTS:
Kenneth A. Paladino, CFO	Van Negris/Lexi Terrero/Leslie V. Faulkner
TII Network Technologies, Inc.	Van Negris and Company, Inc.
(631) 789-5000	(212) 396-0606
FOR IMMEDIATE RELEASE:

TII NETWORK TECHNOLOGIES REPORTS FISCAL 2005 FIRST QUARTER RESULTS;

SEQUENTIAL SALES AND EARNINGS IMPROVEMENT

COPIAGUE, NY – NOVEMBER 8, 2004 – TII Network Technologies, Inc. (Nasdaq: TIII), a leading provider of telecommunications network protection and management products, today announced its results of operations for the first quarter of fiscal 2005 ended September 24, 2004.

Net sales for the first quarter of fiscal 2005 were $7.0 million compared to $9.2 million for the comparative prior year period, a decrease of approximately $2.3 million or 24.5%. Sales in the fiscal 2005 first quarter were in line with the Company’s expectations reflecting historical customer purchasing trends. The lower comparative sales level in the fiscal 2005 period was due to the sharp increase in sales that occurred during the prior year period resulting principally from the severe weather that occurred during the summer of calendar 2003.

Gross profit for the first quarter of fiscal 2005 was $2.1 million compared to $2.8 million for the comparative prior year period, a decrease of approximately $652,000 or 23.4%, while gross profit margin for those quarters were 30.7% and 30.3%, respectively. The lower gross profit level over the prior year ago period was primarily due to the decreased sales levels. The improved gross profit margin over the prior year ago period was primarily due to an improved mix of higher margin products, partially offset by the negative effect on margins from lower sales levels.

Net earnings for the first quarter of fiscal 2005 were $597,000 or $0.05 per diluted share, compared to net earnings of $913,000 or $0.08 per diluted share, in the year ago quarter.

Commenting on the fiscal year 2005 first quarter results, Timothy J. Roach, President and Chief Executive Officer, stated: “We are pleased to report that sales and earnings for the quarter improved over the fourth quarter of fiscal 2004. The success of our strategy to resize our Company is reflected in our continued profitability which, together with the successful execution of our strategic plan, has positioned us for profitable growth into the future.

“One of our primary strategic objectives is to diversify and expand our products and customer base beyond our historic focus on copper-based protection products for the telecommunications industry. Our diversification efforts in fiscal 2005 are focused on the broadband market, home networking and fiber optic products. We anticipate that as fiscal 2005 progresses, our revenue mix will reflect our penetration of these markets as we capitalize on profitable growth opportunities with current and new customers.

“Going forward, our strategy is to leverage our primary competitive advantage of providing the highest-quality products, with cost-effective performance and innovative features that meet articulated market needs.”

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TII Network Technologies, Inc.

November 8, 2004
Page Two

About TII Network Technologies, Inc.

TII is a proven technology leader specializing in providing the communications industry with innovative network protection and management products, including station protectors, network interface devices, DSL protectors, filters and splitters, power and data-line and home networking protectors and a multi-service residential gateway, as well as creative, custom design solutions to meet customers’ individual requirements.

Statements in this release that are not strictly historical are “forward-looking” statements and should be considered as subject to the risks and uncertainties that exist in the Company’s operations and business environment. These factors include, but are not limited to: dependence on, and ability to retain “as-ordered” general supply agreements with its top three customers and win new contracts; the ability of the Company to market and sell products to new markets beyond its principal market – the copper-based Telco market; the Company’s ability to timely develop products and adapt its existing products to address technological changes, including changes in its principal market, Telco; exposure to increases in the cost of the Company’s products, including increases in the cost of the Company’s petroleum based plastic products; the Company’s dependence for products and product components on Pacific Rim contract manufacturers, including on-time delivery, quality and exposure to changes in the cost in the event of changes in the valuation of the Chinese Yuan; the Company’s dependence upon one of its principal contract manufacturers that is an affiliate of a principal customer and competitor; the potential for the disruption of shipments as a result of, among other things, third party labor disputes, political unrest in or shipping disruptions from countries in which the Company’s contract manufacturers produce the Company’s products; weather and similar conditions, particularly the effect of hurricanes or typhoons on the Company’s manufacturing, assembly and warehouse facilities in Puerto Rico or the Pacific Rim, respectively; competition in the Company’s traditional telecommunications market and new markets the Company is seeking to penetrate; potential changes in customers spending and purchasing policies and practices; general economic and business conditions, especially as they pertain to the telecommunications industry; dependence on third parties for product development; risks inherent in new product development and sales, such as start-up delays and uncertainty of customer acceptance; the Company’s ability to attract and retain technologically qualified personnel; the Company’s ability to fulfill its growth strategies; the level of inventories maintained by the Company’s customers; the ability to maintain listing of its Common Stock on the Nasdaq SmallCap market; the availability of financing on satisfactory terms and other factors from time to time discussed in the Company’s SEC reports.

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— Statistical Tables Follow

TII Network Technologies, Inc.

November 8, 2004
Page Three

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three months ended
	September 24, 2004	September 26, 2003
	(Unaudited)
Net sales	$6,952	$9,211
Cost of sales	4,817	6,424

Gross profit	2,135	2,787

Operating expenses:
Selling, general and administrative	1,244	1,486
Research and development	291	386

Total operating expenses	1,535	1,872

Operating income	600	915
Interest expense	(2)	(10)
Interest income	14	8
Other expense	(3)	--

Earnings before income taxes	609	913
Provision for income taxes	12	--

Net earnings	$597	$913

Net earnings per common share:
Basic	$.05	$.08

Diluted	$.05	$.08

Weighted average common shares outstanding:
Basic	11,908	11,686
Diluted	12,474	11,959

TII Network Technologies, Inc.

November 8, 2004
Page Four

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 24, 2004	June 25, 2004
	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$5,573	$4,164
Accounts receivable, net	3,068	3,435
Inventories	4,652	5,405
Other current assets	377	374

Total current assets	13,670	13,378

Property, plant and equipment, net	3,826	3,947
Other assets	422	477

TOTAL ASSETS	$17,918	$17,802

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$1,860	$2,341

Total current liabilities	1,860	2,341

Commitments and contingencies
Stockholders' Equity:
Preferred stock, par value $1.00 per share; 1,000,000 shares authorized;
Series D Junior Participating, no shares outstanding	--	--
Common stock, par value $.01 per share; 30,000,000 shares authorized;
11,925,421 shares issued at September 24, 2004 and June 25, 2004 and
11,907,784 shares outstanding at September 24, 2004 and June 25, 2004	119	119
Additional paid-in capital	37,992	37,992
Accumulated deficit	(21,772)	(22,369)

	16,339	15,742
Less: 17,637 common treasury shares, at cost	(281)	(281)
Total stockholders' equity	16,058	15,461

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,918	$17,802

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